Exhibit 99.1

LAVA Medtech Acquisition Corp. Announces Pricing of $100 Million Initial Public Offering

Waltham, MA — October 26, 2021 — LAVA Medtech Acquisition Corp. (the “Company”) today announced the pricing of its initial public offering of 10,000,000 units at a price of $10.00 per unit. The units will be listed on the Nasdaq Global Market (“Nasdaq”) and will begin trading October 27, 2021, under the ticker symbol “LVACU.”

Each unit consists of one share of the Company’s Class A common stock and one-half of one redeemable warrant, each whole warrant entitling the holder thereof to purchase one share of Class A common stock at a price of $11.50 per share. Only whole warrants are exercisable and will trade. Once the securities comprising the units begin separate trading, the shares of Class A common stock and warrants are expected to be listed on the Nasdaq under the symbols “LVAC” and “LVACW,” respectively. The offering is expected to close on October 29, 2021, subject to customary closing conditions.

The Company is a newly incorporated blank check company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses.

The Company is led by Chairman Richard “Dick” Emmitt; Chief Executive Officer Anthony Natale, M.D.; President Gerry Brunk; Executive Vice President Daniel Hetu, M.D.; and Chief Financial Officer Vasco Larcina. In addition to Dr. Natale and Messrs. Brunk and Emmitt, the Company’s Board of Directors includes Peter van der Velden and Fritz LaPorte.

RBC Capital Markets is serving as sole book-running manager of the offering. The Company has granted the underwriters a 45-day option to purchase up to an additional 1,500,000 units at the initial public offering price to cover over-allotments, if any.

The initial public offering is being made only by means of a prospectus. Copies of the prospectus relating to the offering may be obtained from RBC Capital Markets, LLC, 200 Vesey Street, 8th Floor, New York, NY 10281-8098; Attention: Equity Syndicate; by telephone at 877-822-4089 or by email at equityprospectus@rbccm.com.

A registration statement relating to these securities was filed with, and declared effective by, the Securities and Exchange Commission (the “SEC”) on October 15, 2021. This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Cautionary Note Concerning Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the proposed initial public offering and the anticipated use of the net proceeds. No assurance can be given that the offering discussed above will be completed on the terms described, or at all, or that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and preliminary prospectus for the Company’s offering filed with the SEC. Copies of these documents are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact:

LAVA Medtech Acquisition Corp.

Anthony Natale

Chief Executive Officer

Tel: (617) 600 - 4054

Email: info@lavamedtechacquisition.com

Website: www.lavamedtechacquisition.com